Exhibit 23.1

Consent of Ernst & Young LLP
Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-28733), pertaining to the HUBCO, Inc. and Subsidiaries Savings and Investment Plan, of our report dated June 23, 2003, with respect to the financial statements and supplemental schedules of Hudson United Bancorp and Subsidiaries Savings and Investment Plan, included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

New York, New York
June 30, 2003